Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2024, with respect to the consolidated financial statements included in the Annual Report of Alimera Sciences, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Alimera Sciences, Inc. on Forms S-3 (File No. 333-249804 and File No. 333-273090) and on Forms S-8 (File No. 333-166822, File No. 333-173095, File No. 333-180567, File No. 333-187600, File No. 333-194381, File No. 333-201606, File No. 333-209035, File No. 333-215451, File No. 333-222508, File No. 333-229280, File No. 333-232206, File No. 333-249811, File No.333-260617, File No. 333-263784, File No. 333-271519, File No. 333-273951, File No. 333-276991,  and File No. 333-276996).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 8, 2024